EXHIBIT 99.1

[CONOCO LOGO]	Gulf Canada Resources Limited

Conoco To Acquire Gulf Canada For C$9.8 Billion (US$6.3 Billion)

Combination Focuses on Natural Gas

Transaction Significantly Expands Conoco’s North America and Southeast Asia Presence

Houston, Texas, and Calgary, Alberta, Canada, (May 29, 2001) – Conoco Inc. (NYSE:COC.A) (NYSE: COC.B) and Gulf Canada Resources Limited (NYSE: GOU and TSE: GOU) today announced that their boards of directors have unanimously approved an acquisition agreement under which a wholly owned Canadian subsidiary of Conoco will acquire Gulf Canada for C$12.40 (US$8.02*) per ordinary share in cash, or approximately C$6.7 (US$4.3) billion in total equity. Conoco also will assume approximately C$3.1 (US$2.0) billion of Gulf Canada’s net debt, preferred stock and minority interests. The transaction price represents a premium of 35 percent over Gulf Canada’s closing stock price of C$9.18 on Friday, May 25, 2001.

The acquisition will be immediately accretive to Conoco’s earnings and cash flow per share, taking into account normal purchase accounting adjustments for unproved properties, goodwill and anticipated cost savings. The transaction is expected to close in the third quarter.

With the addition of Gulf Canada’s proved reserves of over 1 billion barrels of oil equivalent (BOE), Conoco’s total worldwide reserves (including syncrude) will increase almost 40 percent to 3.7 billion BOE. Total worldwide production will increase 32 percent to 335 million BOE in 2001. The estimated cost per proved BOE of the transaction is US$6.21. The acquired properties offer the potential to add 1.2 billion BOEs from probable reserves already identified. The combination will increase Conoco’s North American natural gas production and proved reserves by 50 percent to 1.4 billion cubic feet per day (BCFD), and 4.1 trillion cubic feet (TCF) net, respectively. Conoco’s proforma North American liquids production (crude oil, syncrude and NGLs) will more than double and its proved North American liquids reserves will more than triple as a result of this transaction.

Conoco Chairman and CEO Archie W. Dunham said, “I’m excited that Dick Auchinleck and I have agreed to combine two impressive energy portfolios and highly performing companies, significantly expanding Conoco’s presence in North America and Southeast Asia. The acquisition of Gulf Canada will increase Conoco’s North American proved natural gas reserves and production by more than 50 percent and establishes Southeast Asia as a strong, fourth core business area with the addition of Gulf Canada’s interest in Gulf Indonesia Resources Limited. The transaction is consistent with our strategy to rapidly grow the natural gas portion of our portfolio.

“In addition to the acquisition being immediately accretive to earnings and cash flow, each company will bring a strong, long-term production growth profile to the expanded company. Ninety-five percent of Conoco’s proven reserves will be positioned in our four core areas of North America, Southeast Asia, Europe and northern South America. Gulf Canada’s growth initiatives in Canada and Southeast Asia add further strength and balance to our significant Gulf of Mexico deepwater and Venezuelan positions and programs in the Middle East, Caspian Sea and West Africa.

“Gulf Canada’s significant Canadian operations are a great fit with our current operations and consistent with our strategic direction. Over the past two years, we have acquired interests in natural gas producing and processing properties in Canada. The management of Gulf Canada have greatly strengthened their operating portfolio and balance sheet during the last few years, and we consider the Gulf Canada management team and employees a major asset in this transaction,” Dunham added.

Auchinleck, Gulf Canada President and CEO said, “The transaction that we have announced today with Conoco provides value to our shareholders that reflects the significant turnaround that has taken place at Gulf Canada. Our employees also will benefit from the opportunity that comes from being part of a larger company. I have found that the two companies share many common values — not only their treatment and respect for employees, but also in the areas of environmental protection, support for communities where we work and an ongoing commitment to deliver value for shareholders.”

Auchinleck said he has agreed, for a reasonable transition period, to manage the combined Canadian company and maintain his current position on the board of Gulf Indonesia Resources Limited.

Examples of enhanced upstream operations and expanded long-term growth profile include:

•	Conoco’s North American natural gas production and proved reserve base will increase by 50 percent, solidifying its position as a major North American gas competitor.

—Conoco will add nearly 1.4 TCF of net proved gas reserves and an additional 2.9 net TCF of probable gas reserves in North America.

—Conoco will have significant production and strategic positions in three of the premier natural gas basins in North America: Western Canada, the San Juan Basin, and the South Texas Lobo Trend.

—Longer term, Gulf Canada’s four million acres of undeveloped land in Western Canada and leading position in Canada’s Mackenzie Delta will augment Conoco’s ongoing North American natural gas development program.

•	Conoco’s North American liquids production, including crude oil, syncrude, and NGLs, will more than double, and its proved liquids reserve base in North America will more than triple. This transaction adds substantial long-term liquids revenues to Conoco, and Conoco’s Rocky Mountain and Mid-Continent refining capacity provides a ready market for Gulf’s western Canadian conventional and heavy crude oil production.

•	Southeast Asia will become a fourth core area for Conoco, through Gulf Canada’s 72 percent interest in Gulf Indonesia Resources Limited.

—Conoco will more than double its Southeast Asia proved reserves to 365 million BOE (net), and more than triple 2000’s total net production from the region. In addition, Conoco will gain access to 1.5 TCF of probable reserves in the region.

—The companies will have major long-term natural gas sales contracts in Southeast Asia for delivery of 3 TCF (net), with production exceeding 400 million cubic feet/day (net) in 2005.

—Gulf Canada’s recent exploration successes on the island of Sumatra, in the Natuna Sea and offshore Java will complement Conoco’s recent discoveries and current positions in Indonesia, Vietnam and Malaysia.

•	Conoco will acquire a 9 percent interest in Syncrude Canada, Ltd., a joint venture that produces and upgrades heavy tar sands into light, sweet crude oil.

—Production is expected to be net 22,000 BPD in 2001, with approved plans to increase by 30 percent to net 32,000 BPD in 2005.

—Syncrude has unbooked resource potential of 5 billion barrels of oil (400 million barrels net).

Under the terms of the agreement, a wholly owned Canadian subsidiary of Conoco will commence a tender offer shortly to purchase all outstanding ordinary shares of Gulf Canada for C$12.40 (US$8.02) per share in cash.

Gulf Canada’s board has unanimously voted to recommend that all Gulf Canada shareholders tender their shares into the offer. Upon the expiration of the tender offer, Conoco intends to acquire the balance of Gulf Canada’s ordinary shares by statutory acquisition or a second step transaction for the same cash price as the tender offer.

Initial acquisition financing has been arranged. Conoco remains committed to a strong balance sheet. The transaction’s highly accretive cash flow coupled with reduced capital spending and dispositions will enable the company to quickly reduce a significant portion of the acquisition-related debt. The company also said it will suspend its share repurchase plan.

The transaction is expected to result in annual pre-tax cost savings of approximately US$150 million to be achieved primarily through high-grading exploration opportunities, and administrative and operating cost reductions. The companies anticipate that any workforce impact can be accomplished through attrition, filling global vacancies and reduced hiring.

Conoco is headquartered in Houston. The combined company’s Canadian headquarters will remain in Calgary.

The acquisition is subject to United States and Canadian regulatory approvals. Conoco expects to mail definitive tender offer materials to Gulf Canada shareholders and make all necessary regulatory filings shortly. Under certain circumstances, Gulf Canada has agreed to pay Conoco a breakup fee of C$220 million.

JPMorgan acted as financial advisor in connection with this transaction and provided a fairness opinion to the Board of Directors of Conoco. Cravath, Swaine & Moore and Blake, Cassels & Graydon LLP acted as legal counsel to Conoco. Merrill Lynch & Co. and Goldman, Sachs & Co. acted as financial advisors in connection with this transaction and each provided fairness opinions to the Board of Directors of Gulf Canada. Bennett Jones, LLP and Haynes & Boone acted as legal counsel to Gulf Canada.

Gulf Canada is a Canadian-based independent exploration and production company, with primary operations in Western Canada, Indonesia, the Netherlands and Ecuador.

Conoco is a U.S.-based, major, integrated energy company active in more than 40 countries.
*Based on US$-C$ exchange rate of .647 at close of business Friday, May 25, 2001.

Note to News Media: Today’s news release, along with other information about Conoco and Gulf Canada, is available on the Internet at http://www.conoco.com and http://www.gulf.ca. For more information about the transaction, a media teleconference will be held today at 12:30 p.m. EDT. To participate, please call 1-800-348-6433. For those outside the U.S., please call 1-212-231-6040. Due to the expected number of callers, please dial in at least 15 minutes before the conference is to begin and ask to be connected to the Conoco/Gulf Canada teleconference.

Note to Financial Analysts: There will be a meeting for financial analysts at The St. Regis – New York City, Two East 55th Street at Fifth Avenue, Versailles Room – 2nd Floor today at 11:00 a.m. EDT. Financial analysts may also participate in the meeting via teleconference by dialing 1-888-

849-9225. For those outside the U.S., please call 1-212-676-5410. Ask to be connected to the Conoco/Gulf Canada teleconference. An audiocast of the financial analyst meeting as well as the speaker’s slide presentation will be available on Conoco’s website at www.conoco.com. Real Network’s Real Player or Microsoft Media Player is required to access the audiocast and can be downloaded from www.real.com or www.microsoft.com.

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This release contains “forward-looking statements”, as defined in the U.S. Private Securities Litigation Reform Act of 1995, and Conoco’s and Gulf Canada’s exploration, production, and other operating and financial plans and earnings results. These statements are not guarantees of future performance, involve certain risks, uncertainties, and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. Among the factors that could cause such differences are changes in crude oil and natural gas prices; potential failure to achieve, and potential delays in achieving, expected reserve or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; general domestic and international economic and political conditions; the ability to meet government regulations; potential disruption or interruption of Conoco’s or Gulf Canada’s facilities due to accidents or political events and other matters detailed in Conoco’s and Gulf Canada’s publicly available filings with the U.S. Securities and Exchange Commission.

Cautionary Note to U.S. Investors – The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to discuss only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Certain terms used in this press release, such as “booked,” “probable” and “unbooked potential”, are terms that the SEC’s guidelines strictly prohibit issuers from including in filings with the SEC. Syncrude proven reserves are distinguished from proved oil and natural gas reserves because the SEC regulations define syncrude as mining-related and not part of conventional oil and natural gas reserves. U.S. investors are urged to consider closely the disclosure in Conoco’s Form 10-K, File No. 1-14521 and the disclosure contained in Gulf Canada’s filings with the SEC, available as described below.

Conoco and Gulf Canada will file the definitive offer documents regarding the proposed acquisition described in this press release with the securities regulatory authorities in Canada and the U.S. Securities and Exchange Commission. Investors and security holders are urged to read the tender offer documents when they become available, because they will contain important information about Conoco and Gulf Canada, and the proposed transaction. Investors and security holders may obtain a free copy of the tender offer documents (when available), Conoco’s Form 10-K and other documents filed by Conoco and Gulf Canada with the SEC at the SEC’s web site at http://www.sec.gov. The tender offer documents, Conoco’s Form 10-K and other documents may also be obtained free of cost by directing a request to: Conoco, Inc., P.O. Box 2197, Houston, Texas 77252, Attn: Corporate Secretary, (281) 293-4119.

Contacts for Conoco	Contacts for Gulf Canada

Investors: Name: Jean Hunter Number: (281) 293-3673 Email Address: jean.k.hunter@usa.conoco.com	Investors: Name: David Carey Number: (403) 233-3427 Email Address: david_carey@gulf.ca

Media: Name: Carlton Adams Number: (281) 293-1043 Email Address: carlton.w.adams@usa.conoco.com	Media: Name: Peter Hunt Number: (403) 233-3040 Email Address peter_hunt@gulf.ca